Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of January 12, 2026, by and between MGM Transformer LLC, a California limited liability company (the “Employer”), Forgent Power Solutions, Inc., a Delaware corporation (“Parent,” and together with its subsidiaries, including the Employer, the “Company”) and Ryan Fiedler (“Executive”).

WHEREAS, the Employer and Executive entered into an Employment Agreement, effective on or about June 27, 2025 (the “Original Agreement”), setting out the terms and conditions of Executive’s employment as Chief Financial Officer of the Company (the date on which Executive commenced employment, the “Effective Date”);

WHEREAS, the Company intends to undertake certain reorganization transactions and, in connection therewith, the parties desire to amend and restate the Original Agreement in its entirety as set forth herein in order to, among other things, add Parent as a party to the Agreement;

WHEREAS, Executive acknowledges and agrees that, through Executive’s employment with the Employer, Executive will have exposure to detailed knowledge of competitively sensitive and important confidential information concerning the Company’s legitimate business interests, including its methodology, technology, business strategy, marketing materials, trade secrets and methods of operation, and the needs and requirements of the Company’s clients, which are of great value to the Company and provide the Company with a significant competitive advantage;

WHEREAS, Executive acknowledges that the Company has expended significant resources to acquire the confidential and proprietary information and customer goodwill of the Company, where Executive will be employed; and

WHEREAS, Executive further acknowledges that, through Executive’s employment, Executive will receive training and access to customers and prospective customers of the Company.

NOW, THEREFORE, in consideration of Executive’s acceptance of employment with the Employer, the Company’s agreement to provide Executive with Confidential Information and access to Company goodwill, and the premises and the respective covenants and commitments of the parties hereto as set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Position and Responsibilities.

1.1 Position. The Employer will employ Executive as Chief Financial Officer, reporting directly to the Chief Executive Officer of Parent. Without any additional compensation hereunder, at the direction and request of the board of managers of Parent (the “Board”), Executive shall also serve as Chief Financial Officer of Parent and a board member or officer of Parent or any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Parent.

1.2 Duties. Executive shall have such powers, duties, authorities and responsibilities as are consistent with Executive’s position and as the CEO of Parent may designate from time to time. Executive will devote Executive’s full working time and attention and Executive’s reasonable best efforts to the faithful performance of Executive’s duties hereunder and the business and affairs of the Company; provided that this Section 1.2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature with respect to activity and attention required), (ii) engaging in charitable or civic activities, and (iii) participating on boards of directors or similar bodies of non-profit organizations, so long as such activities do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties and responsibilities or the compliance with Executive’s obligations under this Agreement.

1.3 Principal Work Location. Unless otherwise agreed to between the CEO of Parent and Executive, Executive shall perform Executive’s services hereunder from the Company’s offices located in Chicago, Illinois; provided that Executive shall be expected to engage in reasonable travel in order to fulfill his duties and responsibilities to the Company, as determined by the CEO of Parent.

1.4 Observance of Rules. Executive will duly, punctually and faithfully perform and observe any and all rules and regulations in all material respects that the Company may now or will hereafter establish governing the conduct of its business.

2. Term of Employment. Subject to Section 4, the Employer agrees to employ Executive, and Executive agrees to be employed by the Employer, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the date that the employment of Executive is terminated by either party in accordance with Section 4 (the “Term”).

3. Compensation.

3.1 Base Salary. Commencing on the Effective Date, the Employer shall pay to Executive a base salary at an annual rate of $600,000, subject to standard payroll deductions and withholdings and payable in installments in accordance with the Employer’s policy as in effect from time to time, and subject to annual review by the Board. Executive’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be prorated for any partial year of employment.

3.2 Annual Bonus. With respect to each calendar year ending during the Term, Executive shall be eligible to earn an annual discretionary cash bonus (the “Annual Bonus”), with a target Annual Bonus of $450,000 (“Target Bonus”), subject to standard payroll deductions and withholdings, based on the achievement of certain mutually agreed individual and corporate performance goals, as determined by the Board. The Employer shall pay the Annual Bonus to Executive in the following year, but no later than fifteen (15) days following delivery of the Company’s final, consolidated audited financial statements for the year in which such Annual Bonus is earned, subject to Executive’s continued employment on the date such Annual Bonus is paid. In the event of an underwritten initial public offering of the equity securities of Parent that results in the listing of such securities on a nationally recognized U.S. securities exchange (an “IPO”), if any, prior to a Sale of the Company, Executive’s Target Bonus shall increase to $600,000, commencing on the closing of the IPO (prorated for any partial year based on the date the IPO closing).

3.3 Benefits. Executive shall be eligible, for so long as Executive is employed by the Employer, to participate in any employee benefit plans or arrangements (but excluding any severance, equity or bonus plan unless specifically referenced in this Agreement) which may from time to time be made available by the Employer to similarly situated executives (collectively, “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

Executive understands and acknowledges that any Benefit Plans may be terminated or amended from time to time by the Employer in its sole discretion.

3.4 Vacation. Executive shall be entitled to paid time off each year, to be taken in accordance with the Employer’s policies applicable to similarly situated senior executives, and prorated for any partial year of employment.

3.5 Expenses. Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive (in accordance with the policies and procedures then in effect and established by the Employer) in the performance of Executive’s duties under this Agreement; provided that Executive properly accounts for such expenses in accordance with the Employer’s policy.

3.6 Transaction Bonus. Upon the closing of the earliest to occur of (x) an IPO, (y) a Sale of the Company and (z) a dividend recapitalization (each, a “Liquidity Event”), Executive shall be entitled to receive a $2,500,000 cash bonus (the “Transaction Bonus”), subject to standard payroll deductions and withholdings, payable no later than the first payroll period following the closing of such Liquidity Event. Executive must remain continuously employed by the Employer or another member of the Company from the Effective Date until the closing of such Liquidity Event to be eligible to receive the Transaction Bonus. In the event Executive’s employment is terminated by the Employer for Cause or Executive resigns without Good Reason, in each case, prior to the twelve (12) month anniversary of the closing of such Liquidity Event, Executive shall promptly repay to the Employer the gross amount of the Transaction Bonus within thirty (30) days following the termination date.

4. Termination.

4.1 Termination. Executive’s employment may be terminated as follows:

(a) Death. Immediately upon the death of Executive;

(b) Disability. At the option of the Employer because of any Disability of Executive, by delivering written notice to Executive or Executive’s personal representative of its decision to terminate;

(c) For Cause. At the option of the Employer for Cause, by delivering written notice to Executive of its determination to terminate;

(d) Without Cause. At the option of the Employer at any time without Cause, by delivering written notice to Executive of its determination to terminate;

(e) Good Reason. At the option of Executive for Good Reason; or

(f) Without Good Reason. At the option of Executive at any time without Good Reason, by delivering thirty (30) days prior written notice to the Company of Executive’s decision to terminate Executive’s employment (provided that, following delivery of such written notice, the notice period may be reduced in the sole discretion of the Employer without changing the characterization of such termination as a resignation by Executive without Good Reason).

4.2 Payments Upon Termination.

(a) Generally. On termination of Executive’s employment with the Employer for any reason (such date, the “Termination Date”), all benefits provided under this Agreement shall immediately terminate except as expressly specified herein, and Executive shall be entitled to any unpaid Base Salary earned by Executive and any other benefits that are required to be paid under applicable law, in each case, up to the Termination Date (“Accrued Benefits”), payable within thirty (30) days following the Termination Date (or such earlier date as required under applicable law).

(b) Severance.

(i) Termination without Cause. In the event that the Employer terminates Executive’s employment without Cause, then in addition to the Accrued Benefits, and subject to Section 4.2(b)(ii), (A) Executive shall be entitled to receive continued payment of Executive’s Base Salary for a period of twelve (12) months following the Termination Date, payable in accordance with the Employer’s normal payroll schedule, and (B) provided Executive effectively elects and remains eligible to receive continuation coverage under the Federal law commonly known as “COBRA,” the Employer shall pay to the carrier or reimburse Executive for (at the Employer’s discretion) the amount of any COBRA premiums under the Employer’s medical and dental benefit plans that would be due, less the active employee premium for Executive’s elected level of coverage, until the earliest to occur of (x) twelve (12) months after the Termination Date, (y) Executive’s death (provided that benefits provided to Executive’s spouse and dependents shall not terminate upon Executive’s death), or (z) with respect to any particular plan, the date Executive becomes eligible to participate in a comparable benefit provided by a subsequent employer (and Executive must notify the Employer, in writing, at least two (2) weeks or as soon as practicable prior to becoming eligible for such benefit through a subsequent employer); provided that the first payment of amounts due under this Section 4.2(b)(i) shall be made beginning on the first payroll date following the effective date of the Release (as defined below) and the first payment shall include all amounts otherwise due prior thereto, subject to the terms and conditions herein; provided, further, that, if the time period for executing the Release plus the revocation period provided for therein spans two calendar years the first payment under this Section 4.2(b)(i) shall be made on the later of (I) the first payroll date following the effective date of the Release and (II) the first payroll date in the later calendar year and shall, in each case, include all amounts otherwise due prior thereto.

(ii) Conditions for Receiving Severance Payments. As consideration for, and in order to be entitled to receive or continue to receive any payments or benefits (other than the Accrued Benefits) provided by Section 4.2(b)(i), Executive must (i) execute, return to the Employer, and (if applicable) not revoke a separation agreement, including general release of claims, in a form acceptable to the Employer (the “Release”), which Release will be provided to Executive within five (5) business days following the Termination Date and must be signed, returned to the Employer and no longer subject to revocation (to the extent applicable) within the timeframe set forth therein, and (ii) comply with Executive’s obligations under Section 4.3, Section 4.4 and Section 6 and the Restrictive Covenant Agreement.

(c) Acknowledgement. Executive acknowledges and agrees that, other than the payments described in Section 4.2(a) and Section 4.2(b), upon the Termination Date, Executive shall not be entitled to any other severance or severance payments of any kind under any employee benefit plan or severance policy generally available to the Employer’s employees or otherwise and, except as otherwise specified herein or as to any previously vested amounts or benefits, all other rights of Executive to compensation under this Agreement shall end as of such date. Nothing in this Section 4.2(c) is intended to waive Executive’s rights as an equityholder of any member of the Company or under any equity incentive award agreement entered into by and between Executive and any member of the Company.

(d) Definitions. As used in this Agreement,

(i) “Cause” means any of the following (and accordingly no other grounds shall constitute Cause for purposes of this Agreement): (i) Executive’s indictment for, conviction of, or entry into a plea of nolo contendere with respect to, a felony or any other crime involving fraud, theft or embezzlement; (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s duties hereunder or otherwise with respect to the Company which is not cured (to the extent curable) within fifteen (15) days after written notice thereof to Executive describing in reasonable detail the basis for Cause; (iii) Executive’s repeated (i.e., two or more times) and willful failure (other than as a result of Executive’s death or physical or mental incapacity) to follow the express written and lawful directives of the Board or the CEO of Parent with respect to Executive’s material duties or obligations to the Company hereunder, which is not cured (to the extent curable) within fifteen (15) days after written notice thereof to Executive describing in reasonable detail the basis for Cause; (iv) any breach by Executive of any fiduciary duties owed by Executive to the Company; (v) Executive’s commission of an act of misappropriation, embezzlement, fraud, in each case, involving the Company or any client, customer or business relation thereof; (vi) Executive’s material breach of any confidentiality, nondisparagement, non-solicitation, or other restrictive covenant contained herein, in the Restrictive Covenant Agreement or in any other agreement between Executive and any member of the Company which is not cured (to the extent curable) within fifteen (15) days after written notice thereof to Executive describing in reasonable detail the basis for Cause; (vii) Executive’s material violation of any written policy of the Company (including any written business ethics and conflict of interest policies then in effect and any harassment, discrimination or relationship policies) delivered or made available to Executive, which is not cured (to the extent curable) within fifteen (15) days after written notice thereof to Executive describing in reasonable detail the basis for Cause; or (viii) any other material breach by Executive of this Agreement or any other agreement or other arrangement with any member of the Company (other than as described in clause (vi) of this definition) in any case, which is not cured (to the extent curable) within fifteen (15) days after written notice thereof to Executive describing in reasonable detail the basis for Cause; provided, that with respect to the foregoing clauses (ii), (iii), (vi), (vii) and (viii), if the condition set forth in such clause is cured during the time period set forth above (to the extent curable), then Cause shall not be deemed to exist; provided further, that the Employer shall not be required to provide notice or a cure period with respect to the second (or any subsequent) occurrence of the same or substantially similar conduct by Executive. Notwithstanding anything herein to the contrary, if Executive’s employment is terminated by the Employer for Cause pursuant to clause (i) of this subsection due to Executive’s indictment and Executive is subsequently acquitted of the charges with respect to such indictment (and, for the avoidance of doubt, the Employer did not have Cause to terminate Executive’s employment under any other clause of this subsection), then Executive’s termination shall be deemed to have been without Cause and Executive will be eligible to receive the severance in accordance with the terms and conditions hereof (subject, for clarity, to Executive’s satisfaction of the conditions set forth in Section 4(b)).

(ii) “Disability” shall mean Executive’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities and functions of Executive’s position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Employer determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Employer’s vacation, sick leave or disability leave programs as per the terms of such programs. The Employer may terminate Executive’s active employment because of a Disability by giving written notice to Executive at any time effective at or within twenty (20) days after the end of any period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Employer shall retain Executive as an inactive employee if necessary to maintain Executive’s eligibility for any disability leave benefits. A reassignment, reduction or elimination of the duties defined in Section 1.2 because of Executive’s inability to perform such duties, or the appointment of a temporary or permanent replacement for Executive during any disability leave, shall not constitute Good Reason under Section 4.2(d)(iii).

(iii) “Good Reason” shall mean a material reduction in Executive’s Base Salary (other than in connection with an across-the-board reduction in the base salaries of Company executives); provided that the Company shall have been given written notice from Executive describing in reasonable detail the occurrence of the event or circumstance for which Executive believes Executive may resign for Good Reason within twenty-one (21) days of the first occurrence thereof, the Employer shall not have cured such event or circumstance within thirty (30) days after the Company’s receipt of such notice and Executive terminates employment, upon written notice to the Company, within ten (10) days after the end of the Employer’s thirty (30)-day cure period.

(e) Garden Leave. If the Board becomes aware of the occurrence of grounds for a termination of Executive’s employment for Cause, the Employer reserves the right to require that Executive not be in the offices of the Company and/or not undertake all or any of Executive’s duties and/or not contact clients, colleagues or advisors of the Company (unless otherwise instructed) for a period of up to ninety (90) days (in which case Executive shall be referred to hereunder as being on “Garden Leave”). During any period of Garden Leave, (x) Executive shall continue to be paid Executive’s Base Salary and shall otherwise continue to be treated for purposes of all employee benefit plans and policies as an employee of the Employer, (y) Executive’s terms and conditions of service and duties of fidelity and confidentiality to the Company shall remain in full force and effect, and (z) during any such period, Executive shall remain a service provider of the Company and shall not be employed or engaged in any other business. For the avoidance of doubt, Executive being placed on Garden Leave shall not constitute grounds for Executive to terminate Executive’s employment for Good Reason.

4.3 Return of Company Property. Upon the effective date of Executive’s termination for any reason or at any time upon request by the Board, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession, including all Company-owned computer equipment (hardware and software), telephones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, the Company’s customers and clients or its prospective customers and clients (including any documents or other materials containing Confidential Information). Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) information showing Executive’s compensation or relating to reimbursement of expenses and (ii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Employer which Executive received in Executive’s capacity as a participant. “Confidential Information” shall have the meaning set forth in the Restrictive Covenant Agreement.

4.4 Resignation as Officer or Board Member. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable as an officer of Parent and each other applicable member of the Company, as a member of each board or similar governing body of each applicable member of the Company, and as a fiduciary of any employee benefit plan of any member of the Company, if applicable. In addition, Executive shall be deemed to have relinquished any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s) and relinquishment of authorities.

4.5 Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment in which Executive was involved or of which Executive has knowledge; provided that the Employer shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

5. Restrictive Covenant Agreement. Executive agrees and acknowledges that, as a condition to Executive’s employment with the Employer pursuant to the terms of this Agreement, Executive previously executed and became a party to, and continues to be bound by, the terms and conditions of the Employer’s Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), a copy of which is attached hereto as Exhibit A and was provided to Executive in advance of Executive’s execution of this Agreement.

6. Representations and Covenants by Executive. Executive represents and warrants that: (a) Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and Executive fully understands the terms and conditions contained herein; (b) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (c) Executive has disclosed to the Employer any prior noncompetition agreement or confidentiality agreement with any other person or entity to which Executive is a party to or bound by, and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (d) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (e) upon the execution and delivery of this Agreement by the Employer and Parent, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

7. Withholding. The Employer shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, Federal Insurance Contributions Act (FICA) contributions or other taxes, charges or deductions which it is from time to time required to be withheld pursuant to any applicable law or regulation.

8. Section 409A.

8.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Employer, any of its affiliates or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

8.2 Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Internal Revenue Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

8.3 Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

8.4 Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

8.5 Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

8.6 Installments as Separate Payment. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

9. Remedies. It is specifically understood and agreed that any breach or threatened breach of the Restrictive Covenant Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have at law or in equity, the Employer shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement or the Release, including, any severance payment, in each case, in addition to any other remedy to which the Employer may be entitled at law or in equity.

10. Assignment. Executive may not assign this Agreement or any of Executive’s rights and duties hereunder. The Employer may assign this Agreement to an entity controlled by or under common control with Parent or to an entity that acquires all or substantially all of the equity or assets of Parent. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Employer, Parent and their respective successors and assigns, including any successor in interest to Parent who acquires (directly or indirectly) all or substantially all of Parent’s equity or assets.

11. Severability. It is expressly understood and agreed that, although Executive, on the one hand, and the Employer and Parent, on the other hand, consider the provisions contained in this Agreement, including the provisions of the Restrictive Covenant Agreement, to be reasonable, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a final judicial determination made by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear consistent with the general intent of the Employer and Parent, on the one hand, and Executive, on the other hand, insofar as possible.

12. Notices. Any notice or other communications under this Agreement will be given in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by email (with confirmation or successful transmission) or (c) one (1) business day following the day sent by overnight courier (with confirmation of delivery), in each case of the foregoing, at the following addresses (or to such other address as the Company or Executive, as applicable, may have specified by notice given to the other party pursuant to this provision:

If to the Employer or Parent, to:

c/o Forgent Power Solutions Inc.

11500 Dayton Parkway

Dayton, MN 55369

Attention: Tyson Hottinger

If to Executive, to:

Address: Executive’s address as listed on the books of the Employer

13. Waiver. If either party should waive any breach of any provisions of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14. Complete Agreement; Amendments. This Agreement and the Restrictive Covenant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof, and, except as otherwise provided in this Agreement, may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein. Except as otherwise provided herein, this Agreement wholly replaces and supersedes any and all agreements, whether written, oral, express or implied, with respect to Executive’s employment by the Employer (provided that no existing confidentiality, inventions, non-disparagement, non-competition, non-solicitation, non-hire or other restrictive covenants to which Executive is party with any member of the Company or any affiliate thereof shall be modified, superseded or restricted, unless express reference is made to the specific provisions thereof which are intended to be modified, superseded or restricted).

15. Interpretation. The section and paragraph headings and titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement and not solely the provision in which they are found. The parties have jointly participated in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of the Agreement.

16. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

17. Arbitration. Any and all claims, causes of action or disputes arising out of or relating to this Agreement and/or the employment relationship between Executive and the Employer, including the terms and conditions or termination of Executive’s employment (including claims arising under contract, tort or federal or state statutory law prohibiting discrimination or retaliation, governing wage, compensation and benefits or governing the employment relationship in any way) (hereinafter, “Arbitrable Claims”) shall be resolved by binding arbitration in the State of Delaware or such other location to which the parties hereto may agree, in accordance with the then current employment dispute resolution rules established by the American Arbitration Association. The parties hereto agree that the arbitrator may grant any legal or equitable remedy which would otherwise be available from a court of competent jurisdiction under applicable law, including specific performance or injunctive relief; provided, however, that any party may seek provisional relief, including temporary restraining orders, temporary protective orders and preliminary injunctive relief, pending arbitration or in aid of arbitration, or both, against the other party in the federal and state courts of the State of Delaware; and provided, further, that any party may seek to enforce, confirm, modify or vacate an arbitration award in the federal and state courts of the State of Delaware. The fees of the arbitrator and any other cost of the arbitration proceeding shall be borne equally by the parties, subject to reallocation of the costs of the dispute by the arbitrator in such proportion as the arbitrator shall determine to be equitable or as required by law. Each party shall bear its own counsel fees, subject to any remedies to which the party may later be entitled under this Agreement or applicable law. Arbitration shall proceed solely on an individual basis without the right for any Arbitrable Claims to be arbitrated on a class action basis or on bases involving Arbitrable Claims brought in a purported representative capacity on behalf of others. Arbitrable Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This Section 17 shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. IN ENTERING INTO THIS AGREEMENT, THE PARTIES HERETO ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party hereto nor the arbitrator shall disclose the existence, contents or results of such process without the prior written consent of the Parent, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding.

18. Choice of Law. This Agreement and all issues and questions concerning the construction, interpretation, enforcement and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply. To the extent that any court action is permitted consistent with or to enforce Section 17, Executive hereby consents to the jurisdiction of the federal and state courts in the State of Delaware. Such courts will have jurisdiction only over an action seeking provisional relief, including temporary restraining orders, temporary protective orders and preliminary injunctive relief, pending arbitration or in aid of arbitration or both, and actions to enforce, confirm, modify or vacate an arbitration award. Executive consents to the jurisdiction of such courts and to the service of process in any manner provided by applicable federal or state law. Executive irrevocably waives any objection which Executive may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon Executive.

19. Survival. The provisions of Section 4.2, Section 4.3, Section 4.4, Section 4.5 and Sections 5 through 19 shall continue and survive any expiration of the Term or Executive’s termination of employment or any termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXECUTIVE

/s/ Ryan Fiedler
Ryan Fiedler

EMPLOYER

MGM Transformer LLC

By:	/s/ Gary Niederpruem
Name:	Gary Niederpruem
Title:	Authorized Signatory

PARENT

Forgent Power Solutions Inc.

By:	/s/ Gary Niederpruem
Name:	Gary Niederpruem
Title:	Authorized Signatory

Exhibit A

Restrictive Covenant Agreement

See attached